Exhibit 99.1
AMKOR TECHNOLOGY, INC.
SELECTED CONSOLIDATED
FINANCIAL DATA
As a result of a report by a third party financial analyst issued on May 25, 2006, we commenced an initial review of our historical stock option granting practices. This review included a review of hard copy documents as well as a limited set of electronic documents. Following this initial review, on July 24, 2006 our Board of Directors established a Special Committee comprised of independent directors to conduct a review of our historical stock option granting practices during the period from our initial public offering in 1998 through the present.
Based on the findings of the Special Committee and our internal review, we identified a number of occasions on which we used an incorrect measurement date for financial accounting and reporting purposes. In accordance with Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees’’ and related interpretations (“APB No. 25”), through December 31, 2005, we should have recorded compensation expense in an amount per share subject to each option to the extent that the fair market value of our stock on the correct measurement date exceeded the exercise price of the option. For periods commencing January 1, 2006, compensation expense is recorded in accordance with Statement of Financial Accounting Standards No. 123(R) (revised) Share-Based Payment. We have also identified a number of other option grants for which we failed to properly apply the provisions of APB No. 25 or Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” and related interpretations of each pronouncement.
As a result of the findings of the Special Committee as well as our internal review, we concluded that we needed to amend our Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006, to restate our consolidated financial statements for the years ended December 31, 2005, 2004 and 2003 and the related disclosures. The amended Annual Report on Form 10-K/A also includes the restatement of selected consolidated financial data as of and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, which is included in Item 6, and the unaudited quarterly financial data for each of the quarters in the years ended December 31, 2005 and 2004, which is included in Item 7. We also concluded that we needed to amend our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 9, 2006 to restate our condensed consolidated financial statements for the quarters ended March 31, 2006 and 2005 and the related disclosures. We have restated the June 30, 2005 financial statements included in our June 30, 2006 Form 10-Q.
We will restate the September 30, 2005 financial statements in the filing of our September 30, 2006 Form 10-Q; however, in advance of that filing, we have provided the accompanying unaudited consolidated financial information as of for the three and nine month periods ended September 30, 2005 in this exhibit. As a result of correcting the measurement date for financial accounting purposes, for the three and nine months ended September 30, 2005, we have recorded $0.1 million and $0.3 million of incremental stock based compensation expense in the accompanying “as restated” presentation. For the three months ended September 30, 2005, the additional stock-based compensation expense primarily impacted selling, general and administrative expenses. For the nine months ended September 30, 2005, the additional stock-based compensation expense of $0.1 was included in cost of sales and $0.2 million was included in selling, general and administrative expenses. There are no tax effects related to this adjustment due to the full valuation allowance against our domestic deferred tax assets. We have also restated the statement of cash flows for this adjustment, as well as the balance sheet at September 30, 2005 for the cumulative impact of the effect these measurement date errors. The cumulative effect of the stock option errors as of September 30, 2005 increased additional paid-in capital by $105.1 million, increased accumulated deficit by $105.5 million and impacted total stockholders’ equity by $0.4 million. The additional non-cash charges for stock-based compensation expense and related tax effects had no impact on our consolidated statement of cash flows. See “Note 2. Restatement of Consolidated Financial Statements, Special Committee and Company Findings” of the Notes to the Consolidated Financial Statements included in Item 8 for further information surrounding the nature of the errors which gave rise to the restatement of the Company’s financial statements.

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended	For the Nine Months Ended
	September 30,	September 30,
	2005	2005
	(As restated) (1)	(As restated) (1)
	(In thousands, except per share data)
Net sales	$549,641	$1,456,457
Cost of sales	459,342	1,256,357

Gross profit	90,299	200,100

Operating expenses:
Selling, general and administrative	59,633	187,057
Research and development	8,870	27,694
Provision for legal settlements and contingencies	—	50,000

Total operating expenses	68,503	264,751

Operating income (loss)	21,796	(64,651)

Other (income) expense:
Interest expense, net	40,859	122,767
Foreign currency loss (gain), net	4,171	4,630
Other (income) expense, net	394	2,635

Total other expense, net	45,424	130,032

Loss before income taxes and minority interests	(23,628)	(194,683)
Income tax provision (benefit)	(2,865)	(325)

Loss before minority interests	(20,763)	(194,358)
Minority interests, net of tax	1,250	3,187

Net loss	$(19,513)	$(191,171)

Loss per common share:
Basic	$(0.11)	$(1.08)

Diluted	$(0.11)	$(1.08)

Shares used in computing loss per common share:
Basic	176,715	176,271

Diluted	176,715	176,271

(1)	See Note 2, “Restatement of Consolidated Financial Statements, Special Committee and Company Findings” of the Notes to “Consolidated Financial Statements.”

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

September 30,
2005
(As restated) (1)
(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$159,518
Accounts receivable:
Trade, net of allowance for doubtful accounts of $6,342	325,117
Other	6,336
Inventories, net	133,370
Other current assets	33,885

Total current assets	658,226
Property, plant and equipment, net	1,424,727
Goodwill	653,955
Intangibles, net	40,574
Investments	10,439
Other assets	48,139

Total assets	$2,836,060

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current portion of long-term debt	$303,349
Trade accounts payable	287,745
Accrued expenses	131,359

Total current liabilities	722,453

Long-term debt	1,807,834
Other non-current liabilities	131,168

Total liabilities	2,661,455

Commitments and contingencies
Minority interests	3,223

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized designated Series A, none issued	—
Common stock, $0.001 par value, 500,000 shares authorized, issued and outstanding of 176,716	178
Additional paid-in capital	1,431,383
Accumulated deficit	(1,265,410)
Accumulated other comprehensive income	5,231

Total stockholders’ equity	171,382

Total liabilities and stockholders’ equity	$2,836,060

(1)	See Note 2, “Restatement of Consolidated Financial Statements, Special Committee and Company Findings” of the Notes to “Consolidated Financial Statements.”

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

For the Nine Months
Ended
September 30,
2005
(As restated) (1)
Cash flows from operating activities:
Net loss	$(191,171)
Depreciation and amortization	184,711
Other operating activities and non-cash items	6,944
Changes in assets and liabilities	(3,777)

Net cash used in operating activities	(3,293)

Cash flows from investing activities:
Payments for property, plant and equipment	(226,442)
Proceeds from the sale of property, plant and equipment	530

Net cash used in investing activities	(225,912)

Cash flows from financing activities:
Net change in bank overdrafts	(102)
Borrowings under revolving credit facilities	127,494
Payments under revolving credit facilities	(116,811)
Proceeds from issuance of long-term debt	43,586
Payments on long-term debt	(38,036)
Proceeds from issuance of stock through stock compensation plans	2,738

Net cash provided by financing activities	18,869

Effect of exchange rate fluctuations on cash and cash equivalents	(2,430)

Net decrease in cash and cash equivalents	(212,766)
Cash and cash equivalents, beginning of period	372,284

Cash and cash equivalents, end of period	$159,518

Supplemental disclosures of cash flow information:
Cash paid during the period for:	$124,825
Interest	$(501)
Income taxes

(1)	See Note 2, “Restatement of Consolidated Financial Statements, Special Committee and Company Findings” of the Notes to “Consolidated Financial Statements.”

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